Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

Salix Pharmaceuticals to Host DDW2010 Investor Event on May 3

RALEIGH, N.C. April 21, 2010 — Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP - News) today announced that the Company will host a DDW2010 Investor Event on Monday, May 3 2010 from 9:00 p.m. to 10:00 p.m. Central Time (10:00 p.m. to 11:00 p.m. ET). A live webcast of the event will be available on the Company’s website at www.salix.com.

Bill Forbes, Pharm. D., Executive Vice President, Research and Development and Chief Development Officer, Salix, will host the event. The event will provide an update and discussion on the TARGET 1 and TARGET 2 Phase 3 trials which evaluated the efficacy and safety of rifaximin 550 mg TID in the treatment of patients with Non-constipation Irritable Bowel Syndrome.

Presenters include:

•	Bill Forbes, Pharm.D., Executive Vice President, Research and Development and Chief Development Officer, Salix Pharmaceuticals

•	Mark Pimentel, MD, FRCP (C), Associate Professor of Medicine, Geffen School of Medicine at UCLA, Director, GI Motility Program, Cedars-Sinai Medical Center

•	Philip Schoenfeld, MD, MSED, MSc, Associate Professor, Department of Internal Medicine, Division of Gastroenterology, The University of Michigan

To access the webcast live via the Internet, please log onto www.salix.com. Following the live webcast, a replay of the webcast will be archived on www.salix.com until June 30, 2010.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) Tablets, OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic

Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g., METOZOLV™ ODT (metoclopramide HCl), PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam and rifaximin for additional indications are under development.

For full prescribing information, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, on Salix products, please visit www.salix.com or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information please visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.